Exhibit 10.1

28159 Avenue Stanford, Suite 220 Valencia, CA 91355

T 833.462.8482 W avitamedical.com

November 20, 2025

Re: Appointment to Board of Directors

Dear Mr. Woody,

I am pleased to confirm our offer regarding your appointment as a non-executive member (a “Non-Executive Director”) of the Board of Directors (the “Board”) of AVITA Medical, Inc., a Delaware corporation (the "Company"), which will commence effective January 1, 2026 (the “Effective Date”), on the following terms:

1.
Position.

Your position as a Non-Executive Director will require formal acceptance of this appointment, by executing this letter agreement as of a date no later than December 5, 2025. The Board has acted formally to elect you effective as of the Effective Date. Upon receipt of your executed copy of this letter agreement, the Board Secretary will provide you with relevant documents and other on-boarding information. Your term as a Non-Executive Director will commence on the Effective Date, and you will be subject to annual re-election at the Company’s annual shareholder meeting which takes place on or around June of each year.

2.
Duties
(a)
As a Non-Executive Director, your duties involve commitment of your time to Board and Board Committee meetings. We currently have four in-person meetings per year (one/quarter) which is subject to examination each year; this examination may result in a change to the frequency of the meetings, or the addition of meetings (including strategy session(s) of the Board). The Board has three Committees, to one or more of which you may be appointed, and upon such appointment, for which you will be required to attend the meetings of such Board Committee(s). Currently, we have four in-person Board Committee meetings per year, which may increase. In addition to these quarterly in-person Board and Board Committee meetings, additional meetings or other events may require your attendance via video and/or teleconferencing.

(b)
The Company understands and agrees that during your term as a Non-Executive Director you may serve in other capacities for the Company,

including as an executive, consultant or advisor, and that you may also serve in like capacities for other companies not affiliated with the Company that are not Company competitors, subject to your obligations contained in this letter agreement. Any such potential new appointments should be discussed with the Chair of the Nominating and Corporate Governance Committee prior to acceptance, to allow consideration of matters including any potential conflict of interest and the allocation of your time needed to serve as a Non-Executive Director.

3.
Remuneration.

In consideration for your services to the Company as a Non-Executive Director, your remuneration is comprised of an annual cash component of US $70,000, with additional cash fees paid for participation on one or more Board committees to be discussed in due course. The equity component of your remuneration is comprised of an initial equity grant equal in value to $210,000, with 30% granted as stock options and 70% granted as restricted stock units. Starting in 2026, your remuneration will be comprised of an annual equity grant component equal in value to $125,000, with 30% granted as stock options and 70% granted as restricted stock units. Remuneration for Non-Executive Directors is reviewed periodically by an outside compensation consulting firm with reference to board compensation of peer companies, and the equity component of Non-Executive Director remuneration is subject to approval at the Company’s annual shareholder meeting.

4.
Expenses.

As a Non-Executive Director, you are entitled to reimbursement for reasonable Company-related expenditures incurred by you, including your travel to and from Board meetings, after receipt by the Company of an itemized expense report, together with receipts or other reasonable proof of such expenses. Travel is typically coordinated through the office of the Company’s Chief Executive Officer.

5.
Representations and Warranties.

(a)
You represent and warrant that (i) your performance of your obligations under this letter agreement will not infringe any intellectual property, publicity or privacy rights of any third party, (ii) neither your relationship with the Company as a Non-Executive Director, nor the performance of your obligations hereunder, will conflict with or result in a breach of any third-party agreement by which you are currently bound, and (iii) your performance of your obligations under this letter agreement will not contain any defamatory or libelous material or material that discloses private or personal matters concerning any party, without that party’s prior, written consent.

(b)
You further understand that your role as a Non-Executive Director will be that of an independent contractor and that you will not be an agent, employee or representative of the Company. You further understand that you will have no authority to enter into contracts or create obligations on the Company's behalf. You acknowledge that you will not be eligible for any employee

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benefits and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with this letter agreement, including all equity awards when such tax reporting is due; further, you agree to pay any applicable self-employment and other taxes thereon, if any. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from your being determined not to be an independent contractor. All remuneration paid to you shall be reported by the Company to the Internal Revenue Service and any applicable state tax authorities on a Form 1099 or other applicable form.

6.
Confidential Information.

You agree that you will (i) hold in strictest confidence (a) the Company’s confidential, strategic or proprietary information, (b) the Company's trade secrets, and (c) all other information made known to you in connection with your relationship with the Company as a Non-Executive Director that has or could have commercial value or other utility in the Company's business or prospective business or operations (collectively, the "Confidential Information"), and (ii) not use the Confidential Information except in connection with your relationship with the Company as a Non-Executive Director.

The Confidential Information will not include information that you can establish is or was (i) received by you from an unrelated third party, without an obligation of confidentiality or other legal obligation to not disclose it, (ii) generally known or available in the industry or to the general public either (A) prior to the Company's disclosure of such information to you or (B) after the Company's disclosure of such information to you through no action or inaction by you, or (iii) required to be disclosed by applicable law or order of a court, or in accordance with the rules, regulations or order of any governmental agency.

You agree that you will not improperly use or disclose any proprietary information or trade secrets received by you from any third party in connection with your relationship with the Company as a Non-Executive Director. You recognize that the Company has received, and in the future will receive, confidential and proprietary information from third parties and that the Company will have a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential and proprietary information in the strictest confidence, and you further agree that you will neither disclose it to any person, firm or corporation nor use it in a manner that is inconsistent with the Company's obligations to such third parties.

To the extent that your service to the Company results directly in the creation of any new Intellectual Property (as defined below), you agree that, as between you and the Company, the Company shall own the rights to such new Intellectual Property if such Intellectual Property (i) is developed using the equipment, facilities, supplies or the Confidential Information of the Company, or (ii) results from, or is suggested by, work performed by you on behalf of the Company, but only if you are explicitly engaged in performing direct work for the Company. For the purposes of this section, "Intellectual Property" means any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws. At

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the Company's expense, you agree to execute all documents and take all actions necessary or reasonably requested by the Company to document, perfect or assign the Company's rights to Intellectual Property. Further, if you fail or refuse to execute any such instruments, you hereby appoint the Company as your attorney-in-fact (this appointment to be irrevocable and a power coupled with an interest) to act on your behalf and to execute such documents.

Upon the Company's request at, and after, such time as your term as a Non-Executive Director terminates, you agree to return, and will not keep in your possession, recreate or deliver to any third party, any and all documents and/or electronic files containing the Confidential Information.

7.
Indemnification.

The Company will agree to defend and indemnify you and hold you harmless against liability that you incur within the scope of your service as a Non-Executive Director of the Company to the fullest extent provided under Delaware law, and pursuant to and in accordance with all of the terms and conditions contained in the Indemnification Agreement on the Company’s standard form to be separately provided to you. In addition, the Company currently holds Directors & Officers Liability coverage with (i) Side A Difference in Conditions coverage of personal asset protection for a director or officer for non-indemnifiable claims, (ii) coverage B for corporate asset protection for amounts it pays to a director or officer through indemnification, and (iii) coverage C which provides corporate asset protection for securities claims against the Company for a total $30M limit.

8.
Publicity.

You and the Company agree to cooperate with each other to create any and all appropriate public or promotional announcements or press releases concerning our relationship.

9.
Term and Termination.

This letter agreement will commence on the Effective Date and will continue until such time as your term as a Non-Executive Director terminates. Upon such termination, all our rights and duties towards each other shall cease, except that this Section 9, together with Sections 5, 6, 7, and 10, shall survive termination of this letter agreement.

10.
Other Provisions.

(a)
Entire Agreement; Governing Law. This letter agreement constitutes the entire agreement between you and the Company and supersedes and replaces any prior or contemporaneous agreements, representations or understandings, whether written, oral or implied, between you and the Company. This letter agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

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(b)
Severability; Counterparts. If any provision of this letter agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions will not be affected and will remain in full force and effect. This letter agreement may be executed in counterparts, each of which is an original and which together shall constitute a single letter agreement.

(c)
Equitable Relief. You understand that monetary damages will not adequately compensate the Company for a breach of your obligations as set forth in this letter agreement. Accordingly, you agree that the Company may specifically enforce this letter agreement, and that the Company will be entitled to seek a temporary or permanent injunction or restraining order to prevent any breach or threatened breach of your obligations under this letter agreement. You thus hereby waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach, and further, you agree that no bond or other security will be required for the Company to obtain such equitable relief.

(d)
Assignment. You may not assign your rights or obligations under this letter agreement without the Company's prior written consent. You understand that the Company may assign this letter agreement without your consent to any entity (i) resulting from any merger, consolidation or other reorganization involving the Company, including, without limitation, a merger or other reorganization for the purpose of changing the Company's domicile, or (ii) to which the Company transfers all or substantially all of its assets.

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Please acknowledge your agreement to the terms of this letter agreement by signing and dating it as indicated below and returning it to the Company.

Joe, on behalf of the Board and the Company, please allow us to welcome you to the Board – we’re very excited to have you join us and look forward to your contributions to the AVITA team!

Sincerely,

AVITA MEDICAL, INC.

By: /s/ Cary Vance_________________

Name: Cary Vance

Title: Chairman of the Board of Directors

By: /s/ Jan Stern Reed______________

Name: Jan Stern Reed

Title: Lead Independent Director

AGREED AND ACKNOWLEDGED:

/s/ Joe Woody__________________________

Name: Mr. Joe Woody

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